Exhibit 10.11
THIRD AMENDMENT
TO THE
BB&T NON-QUALIFIED DEFINED BENEFIT PLAN
(January 1, 2012 Restatement)

WHEREAS, the BB&T Non-Qualified Defined Benefit Plan (the “Plan”), which was established as of January 1, 1988, and which was originally known as the Branch Banking and Trust Company Supplemental Executive Retirement Plan, is currently maintained by BB&T Corporation (the “Company”) under a January 1, 2012 restated plan document; and;
WHEREAS, as of February 7, 2019, BB&T Corporation (“BB&T”) and SunTrust Banks, Inc. (“SunTrust”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) whereby BB&T and SunTrust will merge (the “Merger”), and BB&T will be the surviving entity.
WHEREAS, BB&T wishes to amend the Plan to implement certain changes, as described in the Merger Agreement.
NOW, THEREFORE, effective as of the closing date of the Merger, and contingent on the closing of the Merger, the Plan is hereby amended in the respects hereinafter set forth:
1.    The definition of “Company” provided in Section 2.1(9) of the Plan is amended to refer to Truist Financial Corporation, the sponsor of the Plan following the Merger, and all references to the Plan’s sponsoring entity shall be updated to refer to Truist Financial Corporation.
2.    The definition of “Plan” provided in Section 2.1(23) of the Plan is amended to refer to the Truist Financial Corporation Non-Qualified Defined Benefit Plan, and all references to the BB&T Non-Qualified Defined Benefit Plan (the former name) shall be updated throughout the entire Plan consistent with this name change.
3.    A new Section 2.1(33A) is added to the Plan to read as follows:
(33A)        “SunTrust Merger Date” means the closing date of the merger between BB&T Corporation and SunTrust Banks, Inc., as provided in the Agreement and Plan of Merger document dated February 7, 2019.
4.    Article XIII is amended to add the heading “13.1    Generally.” before the current text in Article XIII, and to add the following new Section 13.2 at the end thereof:

13.2    Amendments Impacting Participants from BB&T Predecessor Plan.

13.2.1    General Restriction on Amendment or Termination. Notwithstanding anything in this Article XIII to the contrary, for participants who were eligible employees immediately prior to the SunTrust Merger Date (“BB&T Predecessor Participants”), the Plan shall not be terminated or amended so as to adversely impact any such participant, or the benefit of such participant, including any future benefit accruals, or the vesting or entitlement to such benefit accruals (including any rights or features of such accruals).

13.2.2    Lump Sum Cashouts Restricted. For purposes of this Section 13.2 and subject to the requirements of Section 409A of the Code, any amendment to offer an immediate lump sum distribution of a BB&T Predecessor Participant’s entire accrued benefit shall be deemed to adversely impact such participant’s benefit, except to the extent that such amendment is deemed necessary to meet the requirements of Section 13.2.3.

13.2.3    Required Amendments. Further, for purposes of this Section 13.2, any amendment that is necessary to (i) comply with changes in laws or government rules or regulations applicable to the Plan, or (ii) otherwise maintain the tax status of the Plan, shall be deemed to not adversely impact a BB&T Predecessor Participant’s benefit. However, any such amendment should provide for the least amount of negative impact on the benefits of BB&T Predecessor Participants that is available while still complying with clause (i) or (ii) in the preceding sentence, and additional changes, including but not limited to the offer of a lump sum distribution, may be made by the amendment as deemed necessary to mitigate any such negative impact.

13.2.4    Rehired BB&T Predecessor Participants. For any BB&T Predecessor Participant who terminates service with the Company and all participating employers after the SunTrust Merger Date, and is rehired as an eligible employee by the Company at a later date, such person will only be considered a BB&T Predecessor Participant with respect to the benefits accrued under the Plan as of his or her first termination of service on or after the SunTrust Merger Date.

13.2.5    Change in Legal Status. In the event that the applicable Federal law governing the Plan is changed, such that the Plan cannot provide the Supplemental Pension Benefit on a deferred income tax basis after such law becomes effective, the Plan may be terminated and shall not be deemed to adversely impact a BB&T Predecessor Participant’s benefit under the Plan. Such termination shall be implemented in a manner that carries the least amount of negative impact on the benefits of BB&T Predecessor Participants, and any changes to the Plan in connection with such termination shall be made only as deemed necessary to mitigate any such negative impact.

IN WITNESS WHEREOF, this Third Amendment to the BB&T Non-Qualified Defined Benefit Plan (January 1, 2012 Restatement) is executed on behalf of the Company on this 28th day of June, 2019.

BB&T CORPORATION

By: /s/ Christopher L. Henson
President and Chief Operating Officer
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